Exhibit 99.1

FOR IMMEDIATE RELEASE

March 12, 2013

Contacts:	Brian L. Vance, President and Chief Executive Officer
Heritage Financial Corporation
(360) 943-1500

David H. Brown, President and Chief Executive Officer
Valley Community Bancshares, Inc.
(253) 770-7670

HERITAGE FINANCIAL CORPORATION TO ACQUIRE

VALLEY COMMUNITY BANCSHARES, INC.

Olympia, Washington, and Puyallup, Washington / March 12, 2013 / PRNewswire / – (NASDAQ GS: HFWA, “Heritage”) Heritage Financial Corporation, the parent company of Heritage Bank, today announced the signing of a definitive agreement to acquire Valley Community Bancshares, Inc. (“Valley”), the holding company for Valley Bank of Puyallup, Washington. The combined company will have approximately $1.6 billion in assets with enhanced market share in the Puget Sound region.

“We are very pleased that Valley Bank has agreed to be part of the Heritage Bank team,” said Brian Vance, President and Chief Executive Officer of Heritage Financial Corporation. “Both of our franchises have well-established community bank cultures with excellent customer service, community involvement and strong credit disciplines. We are excited about this acquisition because it is another step towards fulfilling our growth initiatives and leveraging our strong capital position. Valley Bank has created a great franchise that is well-respected in the community. We believe that the combination of our two franchises provides good synergies and that we will be able to provide the Valley Bank customers with additional products, increased lending limits and a much broader Western Washington branch delivery network. We look forward to growing together, continuing to support our customer’s needs and meeting our combined shareholders’ expectations.”

David Brown, President and Chief Executive Officer of Valley Bank commented, “This merger is a combination of two high quality organizations with similar philosophies, cultures and core values. We feel the transaction will provide outstanding benefits to our customers, shareholders and the communities that we support.”

The board of directors of Heritage Financial Corporation and Valley Community Bancshares, Inc. unanimously approved the transaction, which is subject to approval by Valley’s shareholders, as well as regulatory approvals and other customary closing conditions. Upon closing of the transaction, which is anticipated to take place in the third quarter of 2013, Valley Bank will be merged into Heritage Bank.

The purchase price will be paid 50% in cash and 50% in Heritage common stock. As a result, Valley’s shareholders will be entitled to receive approximately $19.50 in cash and 1.3611 shares of Heritage’s common stock per share. Using a 30-day average price per share of Heritage stock for a period ending March 1, 2013 results in a Heritage stock price of $14.327, which when multiplied by the fixed exchange ratio of 1.3611 provides an initial valuation of $39.00 per share or approximately $44.2 million. The total purchase price is subject to adjustments and closing conditions, including potential adjustments if the volume weighted average trading price of Heritage common shares rises or falls beyond certain levels prior to closing.

David Brown, CEO of Valley, has been nominated by the Valley board to serve on Heritage’s board. Mr. Brown will also assist with the transition process and plans to retire from active employment after a successful integration.

Heritage Financial Corporation was advised in the transaction by Keefe, Bruyette and Woods as financial advisor and Breyer & Associate PC as legal counsel. Valley was advised by McAdams Wright Ragen Inc. as financial advisor and Keller Rohrback LLP as legal counsel.

Conference Call: Tuesday, March 12th at 10:00 a.m. Pacific time

Heritage will hold a conference call regarding this announcement today, Tuesday, March 12, 2013 at 10:00 a.m. Pacific time. Those wishing to participate in the call may dial (866) 244-4637. The investor presentation as filed with the Securities and Exchange Commission (“SEC”) for this transaction can be accessed at Heritage’s website at www.hf-wa.com. A replay of the call will be available through midnight Pacific time March 26, 2013 by calling (800) 475-6701 and entering conference code #285919.

About Heritage Financial Corporation

Heritage Financial Corporation is an Olympia-based bank holding company with approximately $1.35 billion in assets at December 31, 2012 whose wholly owned banking subsidiaries are Heritage Bank and Central Valley Bank. Heritage Bank operates a full-service commercial bank primarily along the I-5 corridor with twenty-eight banking offices in western Washington and the greater Portland, Oregon area. Central Valley Bank, headquartered in Yakima, Washington, operates six branches in the Yakima Valley. Central Valley Bank specializes in agricultural lending and works with many of the businesses in that region. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

About Valley Community Bancshares, Inc.

Valley Community Bancshares Inc. is a Puyallup-based bank holding company with approximately $242 million in assets at December 31, 2012 with a wholly owned banking subsidiary, Valley Bank, which was established in 1972. Valley Bank primarily serves individuals, professionals and small business clients throughout Pierce and South King Counties with its nine banking offices.

Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate,” “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Heritage expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Heritage Financial Corporation, particularly its Form 10-K for the year ended December 31, 2012, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management. Specific risks in this press release include whether Valley’s shareholders approve the merger, whether the companies receive regulatory approval for the merger, whether the conditions to closing are satisfied, the timing of the closing and management’s ability to effectively integrate the companies.

Additional Information About the Merger and Where to Find It

Heritage will file a registration statement and other relevant documents concerning the transaction with the SEC and appropriate state and federal banking authorities as soon as practical. Heritage and Valley will prepare a proxy statement/prospectus and other relevant documents concerning the proposed transaction for the Valley shareholders. Investors are urged to read such proxy statement/prospectus and registration statement regarding the proposed transaction as they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents because they will contain important information. You will be able to obtain a free copy of the registration statement, as well as other filings including the proxy statement/prospectus at the SEC’s internet site (http://sec.gov). The documents can also be obtained, without charge, by directing a written request to either Heritage Financial Corporation, P.O. Box 1578, Olympia, WA 98501, Attention: Brian Vance, or Valley Community Bancshares, Inc., 1307 East Main, Puyallup WA 98372, Attention: David Brown. Heritage Financial Corporation and Valley Community Bancshares, Inc., and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Valley shareholders in connection with the merger. Information about the directors and executive officers of Valley and the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

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